Artisan Partners Asset Management Inc. Reports January 2021 Assets Under Management
Milwaukee, WI - February 9, 2021 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its assets under management ("AUM") as of January 31, 2021 totaled $156.5 billion. Separate accounts1 accounted for $81.4 billion of total firm AUM, while Artisan Funds and Artisan Global Funds accounted for $75.1 billion.

ASSETS UNDER MANAGEMENT BY STRATEGY

As of January 31, 2021 - ($ Millions)
Growth Team
Global Opportunities	$26,237
Global Discovery	2,089
U.S. Mid-Cap Growth	16,872
U.S. Small-Cap Growth	6,618
Global Equity Team
Global Equity	2,862
Non-U.S. Growth	21,230
Non-U.S. Small-Mid Growth	7,603
U.S. Value Team
Value Equity	3,284
U.S. Mid-Cap Value	3,624
International Value Team
International Value	24,114
International Small Cap Value[2]	16
Global Value Team
Global Value	21,714
Select Equity	17
Sustainable Emerging Markets Team
Sustainable Emerging Markets	699
Credit Team
High Income	6,499
Credit Opportunities[2]	99
Developing World Team
Developing World	9,409
Antero Peak Group
Antero Peak	2,623
Antero Peak Hedge[2]	898

Total Firm Assets Under Management ("AUM")	$156,507

1 Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, in funds (both public and private) that we sub-advise, and in our own private funds.

2 Prior to this report, assets under management in the International Small Cap Value, Credit Opportunities, and Antero Peak Hedge strategies were aggregated and reported as "other assets under management."

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.